Mail Stop 0306

      January 4, 2005


Via Facsimile and U.S. Mail

Mr. Carl Jasper
Vice President and Chief Financial Officer
Maxim Integrated Products, Inc.
120 San Gabriel Drive
Sunnyvale, CA  94086


	Re:	Maxim Integrated Products, Inc.
		Form 10-K for the year ended June 26, 2004
      File No. 0-16538


Dear Mr. Jasper:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant